As filed with the Securities and Exchange Commission on April 21, 2000
                                                      Registration No. 333-93783
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -----------------------

                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                            -----------------------

                               INGRAM MICRO INC.
             (Exact Name of Registrant as Specified in Its Charter)



            Delaware                       5045                 62-1644402
(State or other jurisdiction of     (Primary Standard        (I.R.S. Employer
 incorporation or organization)         Industrial        Identification Number)
                                     Classification
                                      Code Number)
                                1600 E. St. Andrew Place
                                   Santa Ana, CA 92705
                                      (714) 566-1000
                              (Address, including zip code,
                             and telephone number, including
                               area code, of Registrant's
                               principal executive offices)

  James E. Anderson, Jr., Esq.                             With copies to:
Senior Vice President, Secretary                       Francis J. Morison, Esq.
      and General Counsel                               Davis Polk & Wardwell
       Ingram Micro Inc.                                 450 Lexington Avenue
    1600 E. St. Andrew Place                           New York, New York 10017
      Santa Ana, CA 92705                                   (212) 450-4000
         (714) 566-1000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

       Approximate date of commencement of proposed sale to the public:

  As soon as practicable after the Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ______________

                            -----------------------

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said section 8(a), may determine.

================================================================================

                                   PROSPECTUS
                               INGRAM MICRO INC.

                   1,500,000 Shares of Class A Common Stock,
                           Par Value $0.01 per Share


     Prospective investors should carefully      The selling shareholder may offer or sell
consider the matters discussed under the      up to 1,500,000 shares of our Class A
caption "Risk Factors" beginning on page 5.   common stock under this prospectus from
                                              time to time. The selling shareholder is
                                              described in more detail on page 17.

                                                 We issued a warrant to purchase these
                                              shares to the selling shareholder on
                                              December 3, 1999.

                                                 Our common stock is quoted on the New
                                              York Stock Exchange under the symbol "IM."
                                              On April 20, 2000, the closing price of the
                                              common stock on the New York Stock Exchange
                                              was $18.875 per share.

                                                 The selling shareholder may offer its
                                              shares of common stock through public or
                                              private transactions, at prevailing market
                                              prices, or at privately negotiated prices.

                                                 We will not receive any of the proceeds
                                              from the sale of the common stock. All
                                              costs, expenses and fees in connection with
                                              the registration of the common stock will be
                                              paid by us, except that the selling
                                              shareholder will pay its own underwriting
                                              discounts and selling commissions. See "Plan
                                              of Distribution" beginning on page 17.


     The Securities and Exchange Commission has not approved or disapproved of these shares or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is April 21, 2000.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary............................................................4
Risk Factors..................................................................5
Where You Can Find More Information...........................................7
Incorporation of Certain Documents by
     Reference................................................................7
Forward-Looking Statements....................................................9
Use of Proceeds..............................................................10
Dividend Policy..............................................................10
Description of Capital Stock.................................................11
Selling Shareholder..........................................................17
Plan of Distribution ........................................................17
Legal Matters................................................................19
Experts......................................................................19

                            -----------------------



  This prospectus includes or incorporates by reference various trademarks and service marks owned or licensed by Ingram Micro Inc.

                            -----------------------

     Except as otherwise indicated, all references to "we," "us," or "Ingram Micro" mean Ingram Micro Inc. and its consolidated subsidiaries, unless the context otherwise requires.

                               Prospectus Summary

     This summary highlights some information from this prospectus and in the documents incorporated by reference in this prospectus.


                                  The Company

     We are the leading distributor of information technology products and services worldwide. We market microcomputer hardware, networking equipment, and software products to more than 175,000 reseller customers in more than 100 countries. As a distributor, we market our products to resellers and vendors as opposed to marketing directly to end-user customers.


                                  The Offering

Securities Offered......   1,500,000 shares of common stock which may be
                           issued to the selling shareholder under a warrant dated December 3, 1999. See "Description of
                           Capital Stock."

Use of Proceeds.........   We will not receive any proceeds from the sale by
                           the selling shareholder of the offered shares.

Registration Agreement..   We have agreed to use our reasonable best efforts to
                           keep effective a registration statement of which this prospectus forms a part covering resales of the offered shares for a certain period. The period commences on the date this registration statement is effective and ends on December 3, 2005, or an earlier date if all of the offered shares have been sold or cease to be registrable securities under the terms of the registration agreement. See
                           "Description of Capital Stock - Registration
                           Agreement."

                                  Risk Factors

     In addition to the risk factors and other information included or incorporated by reference in this prospectus, including the information contained in Exhibit 99.01 to our 1999 Form 10-K and any future updates to that exhibit, you should carefully consider the following risk factors in connection with an investment in the offered shares.

     The Ingram family stockholders own 86.3% of the aggregate voting power of our common equity, and are parties to a board representation agreement that contains various anti-takeover provisions. As of February 1, 2000, Martha R. Ingram, her children, certain trusts created for their benefit, two charitable trusts and a foundation created by the Ingram family held 133,528 shares of our common stock, including 7,666 shares issuable for stock options exercisable within 60 days of February 1, 2000, in the aggregate and 69,389,096 shares of Class B common stock in the aggregate, amounting to 86.3% of the aggregate voting power of the Ingram Micro common equity. Ingram Industries Inc., Ingram Micro's former parent, which is controlled by the Ingram family stockholders, held 231,000 shares of our common stock as of February 1, 2000. In addition, Ingram Entertainment Inc., which is controlled by David B. Ingram, held 2,901 shares of our common stock as of February 1, 2000.

     The Ingram family stockholders have entered into a board representation agreement with Ingram Micro. The board representation agreement provides that some corporate transactions may not be entered into without the written approval of a majority of the voting power held by the Ingram family stockholders, including:

              o transactions involving the potential sale or merger of Ingram
                Micro,

              o the issuance of additional equity, warrants, or options,

              o acquisitions involving an aggregate consideration of more than
                10% of our common equity, or

              o the incurrence of specified types of indebtedness.

The board representation agreement also provides for the election of certain directors designated by the Ingram family stockholders. See "Description of Capital Stock - Board Representation Agreement." Voting control by the Ingram family stockholders may discourage some transactions involving an actual or potential change of control of Ingram Micro, including transactions in which the holders of the common stock might receive a premium for their shares over the prevailing market price of the common stock. In addition, the Delaware General Corporation Law and Ingram Micro's certificate of incorporation may make any attempt to obtain control of Ingram Micro more difficult. See "Description of Capital Stock."

     The market price of our common stock has experienced significant fluctuations and may continue to fluctuate significantly. The market price of the shares may be significantly affected by, among other factors:

              o quarterly variations in our results of operations,

              o changes in earnings estimates by market analysts, as well as failure to meet those estimates,

              o conditions in the personal computer and technology industries,

              o general market or economic conditions.

     Statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to the market in which we do business or relating to us specifically could result in an immediate and adverse effect on the market price of the shares. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. These fluctuations have had a substantial effect on the market prices for many companies in technology-related industries, often unrelated to the operating performance of the specific companies. We cannot assure you that the market price of the shares will not decline below the levels prevailing at the time of purchase of shares offered under this prospectus.

                      Where You Can Find More Information

     We file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee, by writing to the SEC. In addition, you can inspect reports, proxy statements and other information concerning Ingram Micro at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     We have filed with the SEC a registration statement on Form S-3. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement. References in this prospectus to any of our contracts or other documents are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement and the exhibits at the SEC's public reference room in Washington, D.C. at the above location and at the SEC's regional offices in Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings and the registration statement can also be reviewed by accessing the SEC's Internet site at http://www.sec.gov. Copies of the registration statement and exhibits are also on file at the NYSE and may be obtained at the above location.

                            -----------------------


                Incorporation of Certain Documents by Reference

     We incorporate by reference into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you directly to those documents. The information incorporated by reference is considered part of this prospectus and information that we file subsequently with the SEC will automatically update and supersede information contained in this prospectus and the accompanying prospectus supplement. We incorporate by reference the documents listed below and any filings we make with the SEC (Exchange Act File Number: 001-12203) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and prior to the time that the securities offered by this prospectus are sold:

               o Annual Report on Form 10-K for the fiscal year ended January 1, 2000, filed with the SEC on March 31, 2000.

               o Proxy Statement in connection with our 2000 Annual Meeting of Shareowners to be held on May 17, 2000, filed with the SEC on April 13, 2000.

               o The description of our common stock contained in our Exchange Act registration statement on Form 8-A dated September 19, 1996, filed with the SEC pursuant to Section 12 of the Exchange Act, including any amendment thereto or report filed for the purpose of updating this description.

               o All other reports filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act since the date of this prospectus and prior to the termination of this offering of the shares offered by this prospectus.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                Ingram Micro Inc.
                1600 E. St. Andrew Place
                Santa Ana, CA 92705
                Attention: Vice President, Investor and Corporate Communications Telephone number: (714) 566-1000

                           Forward-Looking Statements

     This prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We caution investors that these forward-looking statements included or incorporated by reference in this prospectus involve risks and uncertainties. We intend to identify those forward-looking statements by using words such as:

              o "expects,"

              o "anticipates,"

              o "intends,"

              o "plans,"

              o "believes,"

              o "seeks,"

              o "estimates,"

or variations of these words or similar expressions. These statements are based on current expectations and projections about the technology distribution industry and assumptions made by our management and are not guarantees of future performance.


     Actual events and results may differ materially from those expressed or forecasted in the forward- looking statements due to factors such as:

              o continued pricing and margin pressures,

              o intense competition,

              o fluctuations in quarterly results,

              o the potential decline as well as seasonal variations in demand for Ingram Micro's products,

              o the capital intensive nature of Ingram Micro's business,

              o management of growth and acquisitions,

              o dependence on information systems,

              o exposure to foreign markets,

              o dependence on key individuals,

              o dependence on key suppliers and product supply shortages,

              o risk of declines in inventory value,

              o dependence on independent shipping companies,

              o rapid technological change, and resulting obsolescence risks,


              o any reduction of floor planning financing for Ingram Micro's master reseller business, and

              o other risk factors identified in "Risk Factors" and elsewhere in this prospectus.

     We do not undertake any obligation to update any forward-looking statements in this prospectus.


                                Use of Proceeds

     We will not receive any proceeds from the sale by the selling shareholder of the offered shares.


                                Dividend Policy

     We have never declared or paid any dividends on our capital stock other than a distribution of $20 million to Ingram Industries in connection with our split-off from Ingram Industries in 1996. We currently intend to retain our future earnings to finance the growth and development of our business and do not anticipate declaring or paying cash dividends on our capital stock for the foreseeable future. Any future decision to declare or pay dividends will be at the discretion of the board of directors. The board of directors may consider our financial condition, results of operations, capital requirements, and other factors as they deem relevant. In addition, some of our debt facilities contain restrictions on the declaration and payment of dividends.

                          Description of Capital Stock

     Our authorized capital stock consists of:

              o 265,000,000 shares of Class A common stock, par value $0.01 per share, of which 71,597,655 shares were issued and outstanding as of March 27, 2000, and

              o 135,000,000 shares of Class B common stock, par value $0.01 per share, of which 73,142,787 shares were issued and outstanding as of March 27, 2000.

     We refer to the Class A common stock as common stock, and we refer to the Class A common stock together with the Class B common stock as the common equity in this prospectus.

     Our certificate of incorporation also authorizes us to issue up to 1,000,000 shares of preferred stock, par value $0.01 per share, on terms determined by our board of directors. This summary describes our capital stock structure. For greater detail, you should rely on our certificate of incorporation and the amended and restated bylaws of Ingram Micro, which have been filed or incorporated by reference as exhibits to this registration statement.

Common Equity

     The shares of common stock and Class B common stock are identical in all respects, except for voting rights and certain conversion rights, as described below.

     Voting Rights. Each share of common stock entitles the holder to one vote on each matter submitted to a vote of our shareowners, including the election of directors. Each share of Class B common stock entitles the holder to ten votes on each of these matters. Except as required by applicable law, holders of the common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our shareowners. There is no cumulative voting. See "Risk Factors - The Ingram family stockholders own 86.3% of the aggregate voting power of the Ingram Micro common equity, and are parties to a board representation agreement that contains various anti-takeover provisions."

     So long as any shares of Class B common stock are outstanding, if we receive signed consents from shareowners having the minimum number of votes necessary to approve an action at a meeting at which all shares entitled to vote on the matter were present and voted, any action that may be taken at a meeting of the shareowners may be taken by written consent in lieu of a meeting. This action could permit certain holders of Class B common stock to take action regarding matters without providing other shareowners the opportunity to voice dissenting views or raise other matters. The right to take this action by written consent of shareowners will expire when all outstanding shares of Class B common stock cease to be outstanding.

     Dividends, Distributions, and Stock Splits. Holders of common stock and Class B common stock are entitled to receive dividends at the same rate if any dividends are declared by the board of directors out of assets legally available therefor after the payment of dividends required to be paid on shares of preferred stock, if any.

     In the case of dividends or distributions payable in common equity, only shares of common stock will be distributed to the common stockholders and only shares of Class B common stock will be distributed to the Class B common stockholders.

     Neither the common stock nor the Class B common stock may be subdivided or combined in any manner unless the other class is subdivided or combined in the same proportion.

     Conversion.  The common stock has no conversion rights.


     The Class B common stock is convertible into common stock, in whole or in part, at any time, on the basis of one share of common stock for each share of Class B common stock converted.

     Each share of Class B common stock will also automatically convert into one share of common stock upon the earliest to occur of:

              o November 6, 2001;

              o the sale or transfer of a share of Class B common stock (a)
                by a holder that is a party to the board representation agreement to any person that is not an affiliate, spouse or descendant of that holder, their estates or trusts for their benefit or any other party to the exchange agreement which effected the split-off from Ingram Industries in 1996, or (b) by any other holder, to a holder that is not the spouse or descendant of that holder or their estates or trusts for their benefit; or

              o the date on which the number of shares of Class B common stock then outstanding is less than 25% of the aggregate number of shares of common equity then outstanding.

     Liquidation. If we dissolve, liquidate or wind up our affairs, whether voluntarily or involuntarily, after paying our debts and other liabilities and making provision for the holders of preferred stock, if any, our remaining assets will be distributed ratably among the holders of the common stock and the Class B common stock, treated as a single class.

     Mergers and Other Business Combinations. The holders of each class of common equity will be entitled to receive an equal per share amount of stock, securities, cash and/or any other property, upon a merger, combination, or other similar transaction in which our shares of common equity are exchanged for or changed into other stock or securities, cash and/or any other property. We note that in a transaction where shares of capital stock are distributed, the shares so exchanged for or changed into may differ as to voting rights and some conversion rights to the extent that the voting rights and those conversion rights of common stock and Class B common stock differ at that time.

     Other Provisions. The holders of the common stock and Class B common stock are not entitled to preemptive rights. There are no redemption provisions or sinking fund provisions applicable to the common stock or the Class B common stock.

Preferred Stock

     Our board of directors is authorized to provide for the issuance of shares of preferred stock in one or more series. This authority includes the right:

              o to establish the number of shares;

              o to fix the rights, powers, preferences, and privileges of the shares;

              o to fix any qualifications and restrictions thereon; and,

              o to increase or decrease the number of shares, without any further vote or action by the shareowners.

     Depending upon the terms of the preferred stock established by the board of directors, any or all series of preferred stock could have preference over the common equity dividends and other distributions and upon our liquidation. They could also have voting or conversion rights that may adversely affect the holders of the outstanding common equity. We have no present plans to issue any shares of preferred stock.

Registration Agreement

     We have filed this registration statement with the SEC. We will use our reasonable best efforts to keep the registration statement effective under the registration agreement for a defined period. This period starts when this registration statement is effective and ends on December 3, 2005 or an earlier date if all of the offered shares have been sold or cease to be registrable securities. According to the terms of the registration agreement, registrable securities means any shares of Ingram Micro common stock issued or issuable to a selling shareholder upon exercise of the warrant; provided that the offered shares shall cease to be registrable securities if:

              o a registration statement concerning the offered shares
                shall have become effective under the Securities Act and the shares shall have been disposed of under this effective registration statement,

              o the offered shares shall have been sold under Rule 144,

              o all of the offered shares have been otherwise transferred to selling shareholder who may trade these shares without restriction under the Securities Act, and Ingram Micro has delivered a new certificate or other evidence of ownership for the offered shares not bearing a restrictive legend, or

              o in our counsel's opinion, all of the offered shares may be sold without any time, volume or manner limitations under Rule 144(k).

     If there is any change in corporate structure affecting our common stock, an adjustment shall be deemed to be made in the definition of registrable securities in the registration agreement as is appropriate in order to prevent any dilution or enlargement of the rights granted under that agreement.

     We are permitted to suspend the use of this prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events for a period no longer than 60 days, and no more than 120 days in any 12-month period.

     A holder who sells shares pursuant to the registration statement generally will be required to be named as a selling shareholder in this prospectus, deliver this prospectus to purchasers of the offered shares and be bound by certain provisions of the registration agreement that are applicable to that holder, including indemnification provisions.

     We have agreed to pay all expenses of the registration statement, except for underwriting fees attributable to the sale of registrable securities. We have also agreed to provide to each registered holder copies of this prospectus, to notify each registered holder when the registration statement has become effective and to take certain other required actions to permit unrestricted resales of the shares. The plan of distribution of this prospectus permits resales of offered shares by selling shareholder through brokers and dealers.

Limitation of Liability; Indemnification

     As permitted by the Delaware General Corporation Law, the certificate of incorporation provides that our directors shall not be personally liable to Ingram Micro or our shareowners for monetary damages for breach of fiduciary duty as a director. The DGCL provides that this liability may be so limited, except for liability:

              o for any breach of the director's duty of loyalty to Ingram Micro or its shareowners,

              o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law,

              o under Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or

              o for any transaction from which the director derives an improper personal benefit.

     Each person who is or was a party to any action by reason of the fact that the person is or was a director or officer of Ingram Micro shall be indemnified and held harmless by us to the fullest extent permitted by the DGCL. This right to indemnification also includes the right to have us pay the expenses incurred in connection with any proceeding in advance of its final disposition. We may, by action of the board of directors, provide indemnification to other employees and agents of Ingram Micro to the extent the board of directors determines to be appropriate under the DGCL.

     As a result of this provision, Ingram Micro and its shareowners may be unable to obtain monetary damages from a director for breach of his duty of care. Although shareowners may continue to seek injunctive or other equitable relief for an alleged breach of fiduciary duty by a director, shareowners may not have any effective remedy against the challenged conduct. We also reserve the right to purchase and maintain directors' and officers' liability insurance.

Board Representation Agreement

     Ingram Micro and the Ingram family stockholders have entered into a board representation agreement. The board representation agreement provides for the designation of specific nominees. These nominees are as follows:

              o not more than three directors designated by the Ingram family stockholders,

              o one director designated by our chief executive officer, and

              o four or five additional independent directors who are not members of the Ingram family or executive officers or employees of Ingram Micro.

     Directors designated by the Ingram family stockholders may, but are not required to, include Martha R. Ingram, any of her legal descendants, or any of their respective spouses. Messrs. Orrin H. Ingram II and John R. Ingram and Mrs. Ingram are the directors designated by the Ingram family stockholders; Mr. Kent B. Foster is the director designated by our chief executive officer; and Messrs. Don H. Davis, Jr.,

Philip M. Pfeffer, Gerhard Schulmeyer, Jerre L. Stead, and Joe B. Wyatt are considered independent directors. Each of the parties to the board representation agreement, other than Ingram Micro, has agreed to vote its shares of common equity in favor of the designated nominees. The Ingram family stockholders' holdings of common equity are sufficient to guarantee the election of the designated nominees.

     The board representation agreement provides for the formation of certain committees of the board of directors. As provided in the bylaws and the board representation agreement, Ingram Micro has four committees:

              o an executive committee,

              o a nominating committee,

              o an audit committee, and

              o a human resources committee.

     In addition to provisions relating to the designation of directors, the board representation agreement provides that some corporate transactions may not be entered into without the written approval of a majority of the voting power held by the Ingram Family stockholders. These transactions are described in more detail under the caption "Risk Factors".

     The board representation agreement will terminate on the date on which the Ingram family stockholders collectively cease to beneficially own at least 25,000,000 shares of our common equity. This number may be equitably adjusted to reflect stock splits, stock dividends, recapitalizations, and other transactions in the capital stock of Ingram Micro. All decisions for the Ingram family stockholders that are trusts or foundations will be made by the trustees thereof, who in some cases are members of the Ingram family.

Other Certificate of Incorporation and Bylaw Provisions

     The bylaws provide that a majority of the total number of directors shall constitute a quorum for the transaction of business. The board of directors may act by unanimous written consent. The board representation agreement contains additional provisions relating to corporate governance, as described above.

     Annual meetings of shareowners shall be held to elect the board of directors and transact any other business as may be properly brought before the meeting. Special meetings of shareowners may be called by the chairman and shall be called by the secretary on the written request of shareowners having 10% of the voting power of Ingram Micro. Shareowners may act by written consent in lieu of a meeting until all shares of Class B common stock cease to be outstanding.


     The certificate of incorporation may be amended with the approval of the board of directors by the vote required as described above. For so long as any shares of Class B common stock remain outstanding, in addition to any vote required by law, any amendment also requires the approval of the holders of a majority of Ingram Micro's outstanding voting power and a majority of the members of the board of directors.

     However, any amendment to the provisions of the certificate of incorporation relating to the common equity also requires the consent of a majority of the outstanding voting power held by the Ingram family stockholders. The bylaws may be amended with the approval of three-quarters of the entire board of directors or by the holders of 75% of Ingram Micro's voting power present and entitled to vote at any annual or special meeting of shareowners at which a quorum is present.

     The number of directors which shall constitute the whole board of directors shall be fixed by resolution of the board of directors. The number of directors shall be eight or nine. The board currently has nine members. The vote of a majority of the entire board is required for all actions of the board. The directors shall be elected at the annual meeting of the shareowners, except for filling vacancies. Directors may be removed with the approval of the holders of a majority of Ingram Micro's voting power present and entitled to vote at a meeting of shareowners. Vacancies and newly created directorships on the board of directors resulting from any increase in the number of directors may be filled by a majority of the directors then in office, although less than a quorum, a sole remaining director, or the holders of a majority of the voting power present and entitled to vote at a meeting of shareowners. So long as the Ingram family stockholders and their permitted transferees own at least 25,000,000 shares of the common equity, the bylaws will provide for the appointment of the designated nominees.

     The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the shareowners entitled to vote generally, shall constitute a quorum for shareowner action at any meeting.

Section 203 of the DGCL


     We are subject to Section 203 of the DGCL which, subject to certain exceptions, prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

              o upon consummation of such transaction the interested
                stockholder owned 85% of the voting stock of the corporation outstanding at the time the transaction commenced, or

              o the business combination is, or the transaction in which such person became an interested stockholder was, approved in a prescribed manner.

     A "business combination" includes a merger, an asset sale and any other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns 15% or more of the corporation's voting stock.

Transfer Agent

     The transfer agent and registrar for the common stock is First Chicago Trust Company of New York, a division of EquiServe.


                              Selling Shareholder

     We originally issued the right to purchase the 1,500,000 shares of common stock offered in this prospectus to the selling shareholder under a warrant dated December 3, 1999, in a transaction exempt from the registration requirements of the Securities Act. The term "selling shareholder" includes

SOFTBANK Corp., a Japanese corporation, and its transferees, pledgees, donees, successors or assigns, and any other person who becomes a party to or agrees to be bound by the registration agreement. In 1998, we entered into a strategic alliance with SOFTBANK to provide global services to value-added resellers, with Ingram Micro serving as SOFTBANK's supplier in markets outside Japan and Korea, and SOFTBANK fulfilling our sales to the Japanese and Korean markets.

     The selling shareholder currently owns 1,168,682 outstanding shares of our common stock and has the right to purchase an additional 1,500,000 shares pursuant to the warrant. Assuming the selling shareholder had exercised its warrant to purchase 1,500,000 shares of Ingram Micro common stock on March 27, 2000, it would have owned approximately 1.81% of the outstanding common equity as of such date.


                              Plan of Distribution

     The selling shareholder may offer the common stock from time to time:

              o on the New York Stock Exchange,

              o on other exchanges on which the common stock may be listed,

              o in the over-the-counter market,

              o in other ways not involving market-makers or established trading markets, including direct sales to purchasers or sales effected through agents.

     The shares may be sold at prices and at terms then prevailing, at prices related to the then current market price or in negotiated transactions. The shares may be sold in one or more of these transactions:

              o a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction,

              o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus,

              o an exchange distribution in accordance with the rules of an exchange,

              o ordinary brokerage transactions and transactions in which the broker or dealer solicits purchasers,

              o pursuant to call and put options or similar rights giving the holder, the broker or dealer the right to purchase or the selling shareholder, the broker or dealer the right to sell a fixed amount of common stock at pre-negotiated prices,

              o by bona fide pledgees of shares pursuant to loan and pledge agreements with the selling shareholder.

     Brokers or dealers will receive commissions or discounts from the selling shareholder in amounts to be negotiated by the selling shareholder.

     At the time a particular offering of the offered shares is made, a prospectus supplement, if required, will be distributed. This prospectus supplement and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of the additional information. In addition, the offered shares covered by this prospectus may be sold in private transactions or under Rule 144 rather than with this prospectus.

     To the best of our knowledge, the selling shareholder currently has no plans, arrangements or understandings with any broker/dealer, agent or underwriter regarding the sale of the offered shares.

     The selling shareholder and any other person participating in this distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act which may limit the timing of purchases and sales of any of the offered shares by the selling shareholder or any other person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the offered shares to engage in market- making activities with respect to the particular offered shares being distributed for a period of up to five business days prior to the commencement of that distribution. All of the foregoing may affect the marketability of the offered shares and the ability of any person or entity to engage in market-making activities with respect to the offered shares.

     Under the registration agreement entered into in connection with the registration of the shares by Ingram Micro, each of Ingram Micro and the selling shareholder will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

     Under the registration agreement, the selling shareholder will not pay any expenses of the registration of the offered shares, including, without limitation, all registration and filing fees, including, without limitation:

              o with respect to filings required to be made with the National
                Association of Securities Dealers, Inc. and

              o of compliance with federal and state securities or blue sky laws.

     Ingram Micro will register or qualify or cooperate with the selling shareholder in connection with the registration or qualification or exemption from the registration or qualification of the offered shares for offer and sale under securities or blue sky laws of the jurisdictions within the United States as any selling shareholder reasonably requests in writing.


                                 Legal Matters

     The validity of the shares offered by this prospectus will be passed upon for Ingram Micro by Davis Polk & Wardwell.

                                    Experts

     The consolidated financial statements incorporated in this prospectus by reference to Ingram Micro's Annual Report on Form 10-K for the year ended January 1, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     An itemized statement of the estimated amount of the expenses, other than underwriting discounts and commissions, incurred and to be incurred in connection with the distribution of the shares registered pursuant to this registration statement follows. Except for the Securities and Exchange Commission registration fee, all amounts are estimates.


Securities and Exchange Commission registration fee.................$    4,925
Printing and engraving expenses.....................................    10,000
Accounting fees and expenses........................................     8,000
Legal fees and expenses.............................................    25,000
Transfer Agent fees and expenses....................................     5,000
Miscellaneous.......................................................     2,075
                                                                    ----------
          Total.....................................................$   55,000
                                                                    ==========

Item 15.  Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of Ingram Micro may and, in certain cases, must be indemnified by Ingram Micro against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys' fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Ingram Micro. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to Ingram Micro, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

     Section 102 of the DGCL allows Ingram Micro to eliminate or limit the personal liability of a director to Ingram Micro or to any of its stockholders for monetary damage for a breach of fiduciary duty as a director, except in the case where the director:

              o breaches such person's duty of loyalty to the Company or its stockholders,

              o fails to act in good faith, engages in intentional misconduct or knowingly violates a law,

              o authorizes the payment of a dividend or approves a stock purchase or redemption in violation of Section 174 of the DGCL or

              o obtains an improper personal benefit.

     Article Tenth of Ingram Micro's certificate of incorporation includes a provision which eliminates directors' personal liability to the fullest extent permitted under the DGCL.

     Article Tenth of Ingram Micro's certificate of incorporation also provides that Ingram Micro shall indemnify any person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of Ingram Micro or is or was serving at the request of Ingram Micro as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by Delaware Law. Each such indemnified party shall have the right to be paid by Ingram Micro for any expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. Article Tenth of Ingram Micro's certificate of incorporation also provides that Ingram Micro may, by action of its board of directors, provide indemnification to such of the employees and agents of Ingram Micro to such extent and to such effect as the board of directors shall determine to be appropriate and authorized by Delaware Law.

     As permitted by Delaware Law and Ingram Micro's certificate of incorporation, we maintain insurance covering our directors and officers against certain liabilities incurred by them in their capacities as such, including among other things, certain liabilities under the Securities Act of 1933, as amended.

Item 16.       Exhibits

(a)  List of Exhibits.



 4.01 -- Registration Agreement dated as of December 3, 1999 between Ingram Micro Inc. and SOFTBANK Corp.*

 4.02 -- Warrant Agreement dated as of December 3, 1999 between Ingram Micro Inc. and SOFTBANK Corp.*

 5.01  --  Opinion of Davis Polk & Wardwell*

23.01  --  Consent of PricewaterhouseCoopers LLP

23.02  --  Consent of Davis Polk & Wardwell (included in Exhibit 5.01)*

24.01  --  Powers of Attorney of certain officers and directors of Ingram Micro
           Inc. (included on the signature pages hereof and of the original filing of this registration statement)

99.01  --  Cautionary Statements for Purposes of the "Safe Harbor" Provisions
           of the Private Securities Litigation Reform Act of 1995 (incorporated by reference to Exhibit 99.01 to Ingram Micro Inc.'s Annual Report on Form 10-K for the fiscal year ended January 1, 2000 filed with the SEC on March 31, 2000)

-------------------
* Filed previously with the original registration statement on December 29, 1999.


Item 17.  Undertakings

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of shares offered (if the total dollar value of shares offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that if the information required to be included in a post-effective amendment by paragraphs (1) (i) and (ii) above is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, paragraphs (1)
(i) and (ii) shall not apply.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the shares offered therein, and the offering of such shares at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the shares being registered which remain unsold at the termination of the offering.

          (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement relating to shares offered therein, and the offering of such shares at that time shall be deemed to be the initial bona fide offering thereof.

          (5) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by any underwriters during the subscription period, the amount of unsubscribed securities to be purchased by any underwriters, and the terms of any subsequent offering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

          (6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Ingram Micro pursuant to the foregoing provisions, or otherwise, Ingram Micro has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Ingram Micro of expenses incurred or paid by a director, officer or controlling person of Ingram Micro in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the shares being registered, Ingram Micro will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Ingram Micro Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on this 21 day of April, 2000.

                                           INGRAM MICRO INC.

                                           By: /s/ James E. Anderson, Jr.
                                              ----------------------------------
                                              Name:  James E. Anderson, Jr.
                                              Title: Senior Vice President,
                                                     Secretary and General
                                                     Counsel

                               POWER OF ATTORNEY

     The registrant and each person whose signature appears below constitutes and appoints Jerre L. Stead, Michael J. Grainger, James E. Anderson, Jr., and Kent B. Foster, and any agent for service named in this amendment to the registration statement and each of them, his, her, or its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, her, or it and in his, her, or its name, place and stead, in any and all capacities, to sign and file (i) any and all further amendments (including post-effective amendments) to this registration statement, with all exhibits thereto, and other documents in connection therewith, and (ii) a registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorneys-in- fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she, or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



         Signature                   Title                            Date
         ---------                   -----                            ----
/s/ Kent B. Foster
--------------------------  Chief Executive Officer and           April 21, 2000
KENT B. FOSTER              President (Principal Executive
                            Officer and Director)

       *
--------------------------  Executive Vice President and          April 21, 2000
MICHAEL J. GRAINGER         Worldwide Chief Financial
                            Officer (Principal Financial
                            Officer and Principal Accounting
                            Officer)

       *
--------------------------  Chairman of the Board                 April 21, 2000
JERRE L. STEAD

       *
--------------------------  Director                              April 21, 2000
DON H. DAVIS, JR.

         Signature                   Title                            Date
         ---------                   -----                            ----

       *
--------------------------  Director                              April 21, 2000
JOHN R. INGRAM

       *
--------------------------  Director                              April 21, 2000
MARTHA R. INGRAM

       *
--------------------------  Director                              April 21, 2000
ORRIN H. INGRAM II

       *
--------------------------  Director                              April 21, 2000
PHILIP M. PFEFFER

       *
--------------------------  Director                              April 21, 2000
GERHARD SCHULMEYER

       *
--------------------------  Director                              April 21, 2000
JOE B. WYATT



/s/ James E. Anderson, Jr.
--------------------------
    James E. Anderson, Jr.
    Attorney-in-fact

                                 EXHIBIT INDEX

Exhibit
  No.                             Description
-------                           -----------


 4.01 -- Registration Agreement dated as of December 3, 1999 between Ingram Micro Inc. and SOFTBANK Corp.*

 4.02 -- Warrant Agreement dated as of December 3, 1999 between Ingram Micro Inc. and SOFTBANK Corp.*

 5.01  --  Opinion of Davis Polk & Wardwell*

23.01  --  Consent of PricewaterhouseCoopers LLP

23.02  --  Consent of Davis Polk & Wardwell (included in Exhibit 5.01)*

24.01  --  Powers of Attorney of certain officers and directors of Ingram Micro
           Inc. (included on the signature pages hereof and of the original filing of this registration statement)

99.01  --  Cautionary Statements for Purposes of the "Safe Harbor" Provisions
           of the Private Securities Litigation Reform Act of 1995 (incorporated by reference to Exhibit 99.01 to Ingram Micro Inc.'s Annual Report on Form 10-K for the fiscal year ended January 1, 2000 filed with the SEC on March 31, 2000)

-------------------
* Filed previously with the original registration statement on December 29, 1999.